Exhibit 23.1

Consent of

Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 28, 2012 relating to the consolidated financial statements, which appears in Ubiquiti Networks, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2012.

/s/ PricewaterhouseCoopers LLP

San Jose, California

January 10, 2013